Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Vivos Therapeutics, Inc. and Subsidiaries’ Registration Statements on Form S-1 (No. 333-269453), Form S-3 (No. 333-262554) and Form S-8 (No. 333-257050) of our report dated March 29, 2023, with respect to the consolidated financial statements of Vivos Therapeutics, Inc. and Subsidiaries’ as of and for the years ended December 31, 2022 and 2021, which report appears in this annual Report on Form 10-K.

/s/ Plante & Moran, PLLC

Denver, Colorado

March 30, 2023